EXHIBIT 10.4
AMENDMENT
TO THE
LAREDO PETROLEUM, INC.
OMNIBUS EQUITY INCENTIVE PLAN
(amended and restated as of May 20, 2021)

This Amendment to the Laredo Petroleum, Inc. Omnibus Equity Incentive Plan, as amended and restated as of May 20, 2021 (the “Plan”), made pursuant to the right to amend reserved in Section 13(a) of the Plan, amends the Plan as follows, effective immediately upon adoption by the Board of Directors:

1. Section 5(b) of the Plan shall be amended and replaced in its entirety with the following:

“(b) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons selected in its sole discretion. An Eligible Person may be granted more than one Award under the Plan, and Awards may be granted at any time or times during the term of the Plan. The grant of an Award to an Eligible Person shall not be deemed either to entitle that individual to, or to disqualify that individual from, participation in any other grant of Awards under the Plan. Notwithstanding anything in this subsection (b) to the contrary, the Committee may, in its sole discretion, grant a Stock Bonus Award to a director of the Company or an Affiliate in the name of a partnership or limited liability company designated by the director to receive such Award and in which the director owns 100% of the equity interests.”

All other terms and conditions of the Plan shall be unchanged and remain in full force and effect, except to the extent modified by the foregoing.